Exhibit 99.1

Plumas Bancorp Reports a 26% Increase in Second Quarter Earnings and a 25% Reduction in Nonperforming Assets

QUINCY, CA -- (Marketwired - July 23, 2014) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced second quarter 2014 earnings of $1.1 million, an increase of $234 thousand or 26%, as compared to $891 thousand during the second quarter of 2013. For the six months ended June 30, 2014, Plumas Bancorp (the "Company") reported an increase in net income of $560 thousand or 37%, from $1.5 million during the first six months of 2013 to $2.1 million during the six months ended June 30, 2014.

Net income allocable to common shareholders decreased by $186 thousand from $1.3 million or $0.27 per diluted share during the three months ended June 30, 2013 to $1.1 million or $0.23 per diluted share during the current three month period. For the six months ended June 30, 2014, net income allocable to common shareholders totaled $2.1 million or $0.42 per diluted share compared to $1.8 million or $0.36 per diluted share during the six months ended June 30, 2013. Net income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income. There were no shares of preferred stock outstanding during 2014. During the three and six months ended June 30, 2013, accrued dividends and discount amortized on preferred stock totaled $110 thousand and $281 thousand, respectively. In addition, during the second quarter of 2013 the Company recognized a $530 thousand discount on redemption of preferred stock which was included as an addition to net income allocable to common shareholders during the 2013 periods.

Andrew J. Ryback, president and chief executive officer of the Company and Plumas Bank, remarked, "The Board of Directors, executives and I are very pleased with the continued improvement in both asset quality and core earnings, achieved during 2014. For a number of years now we have been dedicated to the goal of reducing problem assets, growing loan balances in a diversified manner and increasing the efficiency of our operations. These second quarter results continue to demonstrate that these efforts continue to pay off."

Kerry D. Wilson, executive vice president and chief credit officer, expanded on Ryback's comments, "We have been extremely effective in reducing our classified asset balances. I'm very pleased to report that in the second quarter we sold our largest non-performing OREO asset, valued at $2.2 million, and recorded a gain of $28 thousand."

Ryback continued, "In addition, we are excited to report that we have recently expanded into the Chico, California market. We have hired a very experienced commercial/agricultural loan officer and have opened a loan production office there. Plumas Bank remains committed to meeting the credit needs of businesses in the communities that we serve and this expansion enhances our commercial and agricultural lending capabilities."

Ryback concluded, "We are committed to delivering excellent service to our customers, providing a superior return to our shareholders and supporting our communities. And while we are pleased with our second quarter and year-to-date financial results, we know that we still have much work to do. We are committed, we are up to the challenge, and we look ahead with determination and optimism."

Financial Highlights

June 30, 2014 compared to June 30, 2013

●	Total assets increased by $28.1 million, or 5.7% to $521 million.
●	Net loans increased by $34.6 million or 11% to $353 million at June 30, 2014 compared to $318 million at June 30, 2013.
●	Total deposits increased by $24.4 million to $457 million at June 30, 2014.
●	Nonperforming loans decreased by $0.7 million from $7.6 million at June 30, 2013 to $6.9 million at June 30, 2014.
●	Nonperforming assets decreased by $3.5 million from $14.3 million at June 30, 2013 to $10.8 million at June 30, 2014.
●	The ratio of nonperforming loans to total loans decreased from 2.36% to 1.93% and the ratio of nonperforming assets to total assets decreased from 2.90% to 2.07%.
●	Annualized net charges-offs as a percent of average loans declined from 0.97% to 0.36%.
●	Total common equity increased by $4.6 million to $33.6 million.

Three months ended June 30, 2014 compared to June 30, 2013

●	Annualized return on average assets increased from 0.74% to 0.87%.
●	Income before provision for taxes increased by $409 thousand to $1.9 million.
●	Net interest income increased by $276 thousand, or 6% to $4.7 million.
●	The provision for loan losses declined by $100 thousand to $300 thousand.
●	Non-interest income increased by $196 thousand, or 11% to $1.9 million.

Six months ended June 30, 2014 compared to June 30, 2013

●	Increased net income by $560 thousand or 37% to $2.1 million and diluted EPS by $0.06 or 17% from $0.36 to $0.42.
●	Increased net interest income by $529 thousand to $9.3 million.
●	Increased non-interest income by $184 thousand.
●	The provision for loan losses declined by $650 thousand to $450 thousand.

Asset Quality

Nonperforming loans at June 30, 2014 were $6.9 million, a decrease of $713 thousand, or 9% from the $7.6 million balance at June 30, 2013. Nonperforming loans as a percentage of total loans decreased to 1.93% at June 30, 2014, down from 2.36% at June 30, 2013. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings ("OVO")) at June 30, 2014 were $10.8 million, down 25% from $14.3 million at June 30, 2013. Nonperforming assets as a percentage of total assets decreased to 2.07% at June 30, 2014 down from 2.9% at June 30, 2013.

The provision for loan losses declined by $650 thousand from $1.1 million during the six months ended June 30, 2013 to $450 thousand the current period. During the six months ended June 30, 2013 we recorded a provision for loan losses of $1.1 million; $0.7 million of the $1.1 million provision was related to a specific reserve required on a significant land development loan. During June, 2013 this loan, which had a book balance after specific reserve of $2.3 million, was transferred to OREO. During June, 2014 this property was sold and we recorded a $28 thousand gain on sale.

Net charge-offs totaled $0.6 million during the six months ended June 30, 2014 and $1.5 million during the same period in 2013. Net charge-offs as a percentage of average loans decreased from 0.97% during the six months ended June 30, 2013 to 0.36% during the current period. The allowance for loan losses totaled $5.4 million at June 30, 2014 and $5.3 million at June 30, 2013. Consistent with the improvement in asset quality, the allowance for loan losses as a percentage of total loans decreased from 1.63% at June 30, 2013 to 1.50% at June 30, 2014.

Loans, Deposits, Investments and Cash

Net loans increased by $34.6 million, or 11%, from $318 million at June 30, 2013 to $353 million at June 30, 2014. The Company is focused on growing loan balances through a balanced and diversified approach. The increase in loan balances during the twelve month period ended June 30, 2014 relates to growth in the Company's automobile, commercial real estate and commercial loan portfolios. Agricultural loans declined by $4.8 million; however, the Company sees significant opportunity for growth in this portfolio in the coming months.

Core deposit growth remains strong. Total deposits were $457 million as of June 30, 2014, up $24.4 million from the June 30, 2013 balance of $432 million. Non-interest bearing demand deposits increased by $25.6 million and savings and money market accounts increased by $13.1 million. Interest bearing transaction accounts (NOW) declined by $7.3 million and time deposits declined by $7.0 million. We attribute the reduction in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types.

Total investment securities increased by $10.1 million from $80.7 million at June 30, 2013 to $90.8 million as of June 30, 2014. Cash and due from banks decreased by $11.7 million from $51.7 million at June 30, 2013 to $40.0 million at June 30, 2014 as cash balances as well as the growth in deposits were used to fund the increase in loans and investment securities. Included in cash and due from banks at June 30, 2014 and June 30, 2013 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $17.2 million and $32.7 million, respectively.

Shareholders' Equity

Total shareholders' equity increased by $1.2 million from $32.4 million at June 30, 2013 to $33.6 million at June 30, 2014 as earnings during the twelve month period totaling $4 million and a decrease in net unrealized loss on investment securities of $568 thousand were mostly offset by the repurchase of our remaining preferred stock which totaled $3.4 million at June 30, 2013. The remaining preferred stock was repurchased during the last six months of 2013.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.7 million for the three months ended June 30, 2014, an increase of $276 thousand, or 6%, from $4.5 million for the same period in 2013. The increase in net interest income includes an increase of $290 thousand in interest income and a decline of $22 thousand in interest expense on deposits. These items were partially offset by an increase in interest expense on other interest-bearing liabilities of $36 thousand. Mostly related to a decline in loan yield, net interest margin for the three months ended June 30, 2014 decreased 10 basis points, or 2%, to 4.04%, down from 4.14% for the same period in 2013.

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2014 was $9.3 million, an increase of $529 thousand from the $8.8 million earned during the same period in 2013. The increase in net interest income includes an increase of $707 thousand in interest income and a decline of $44 thousand in interest expense on deposits. These items were partially offsetting by an increase in interest expense on other interest-bearing liabilities of $222 thousand. Net interest margin for the six months ended June 30, 2014 decreased 13 basis points, or 3%, to 4.02%, down from 4.15% for the same period in 2013.

Non-Interest Income and Expense

During the three months ended June 30, 2014 non-interest income increased by $196 thousand to $1.9 million up from $1.7 million during the three months ended June 30, 2013. The largest component of this increase was an increase of $121 thousand in service charge income which we attribute to growth in the Company's demand deposit accounts, an increase in debit card interchange income and a restructuring of our service charge fee structure beginning in August of 2013.

During the six months ended June 30, 2014 non-interest income totaled $3.6 million an increase of $184 thousand from the six months ended June 30, 2013. The largest component of this increase was an increase of $240 thousand in service charge income. A decline of $181 thousand in gains on the sale of government guaranteed loans was partially offset by increases in other categories of non-interest income.

Non-interest expense totaled $4.5 million during the three months ended June 30, 2014 an increase of $163 thousand from $4.3 million during the same period in 2013. The largest components of this increase were $311 thousand in salary and benefit expense, $117 thousand in outside service fees and $91 thousand in occupancy and equipment expense. The largest declines in non-interest expense were $300 thousand in provision for OREO losses, $79 thousand in professional fees and $43 thousand in deposit premium amortization.

During the six months ended June 30, 2014, total non-interest expense increased by $349 thousand, or 4%, to $9.0 million, up from $8.7 million for the comparable period in 2013. The largest components of this increase were $461 thousand in salary and benefit expense, $201 thousand in outside service fees, $115 thousand in OREO costs and $113 thousand in occupancy and equipment expense. The largest declines in non-interest expense were $279 thousand in provision for OREO losses, $151 thousand in professional fees and $87 thousand in deposit premium amortization.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2014	2013	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$39,992	$51,701	$(11,709)	-22.6%
Investment securities	90,768	80,652	10,116	12.5%
Loans, net of allowance for loan losses	352,554	317,923	34,631	10.9%
Premises and equipment, net	12,053	12,848	(795)	-6.2%
Bank owned life insurance	11,676	11,333	343	3.0%
Real estate and vehicles acquired through foreclosure	3,914	6,714	(2,800)	-41.7%
Accrued interest receivable and other assets	10,277	11,935	(1,658)	-13.9%
Total assets	$521,234	$493,106	$28,128	5.7%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$456,716	$432,284	$24,432	5.7%
Accrued interest payable and other liabilities	10,225	10,940	(715)	-6.5%
Note payable	3,000	-	3,000	100.0%
Subordinated debentures	7,374	7,215	159	2.2%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	487,625	460,749	26,876	5.8%
Preferred stock	-	3,369	(3,369)	-100.0%
Common equity	33,609	28,988	4,621	15.9%
Shareholders' equity	33,609	32,357	1,252	3.9%
Total liabilities and shareholders' equity	$521,234	$493,106	$28,128	5.7%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2014	2013	Dollar Change	Percentage Change

Interest income	$5,165	$4,875	$290	5.9%
Interest expense	427	413	14	3.4%
Net interest income before provision for loan losses	4,738	4,462	276	6.2%
Provision for loan losses	300	400	(100)	-25%
Net interest income after provision for loan losses	4,438	4,062	376	9.3%
Non-interest income	1,893	1,697	196	11.5%
Non-interest expenses	4,464	4,301	163	3.8%
Income before income taxes	1,867	1,458	409	28.1%
Provision for income taxes	742	567	175	30.9%
Net income	$1,125	$891	$234	26.3%
Discount on Redemption of Preferred Stock	-	530	(530)	-100%
Preferred Stock Dividends and Discount Accretion	-	(110)	110	-100%
Net income available to common shareholders	$1,125	$1,311	$(186)	-14.2%

Basic earnings per share	$0.23	$0.27	$(0.04)	-14.8%
Diluted earnings per share	$0.23	$0.27	$(0.04)	-14.8%

FOR THE SIX MONTHS ENDED JUNE 30,	2014	2013	Dollar Change	Percentage Change

Interest income	$10,176	$9,469	$707	7.5%
Interest expense	856	678	178	26.3%
Net interest income before provision for loan losses	9,320	8,791	529	6%
Provision for loan losses	450	1,100	(650)	-59.1%
Net interest income after provision for loan losses	8,870	7,691	1,179	15.3%
Non-interest income	3,582	3,398	184	5.4%
Non-interest expenses	9,025	8,676	349	4%
Income before income taxes	3,427	2,413	1,014	42%
Provision for income taxes	1,360	906	454	50.1%
Net income	$2,067	$1,507	$560	37.2%
Discount on Redemption of Preferred Stock	-	530	(530)	-100%
Preferred Stock Dividends and Discount Accretion	-	(281)	281	-100%
Net income available to common shareholders	$2,067	$1,756	$311	17.7%

Basic earnings per share	$0.43	$0.37	$0.06	16.2%
Diluted earnings per share	$0.42	$0.36	$0.06	16.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,
	2014	2013
QUARTERLY AVERAGE BALANCES
Assets	$519,258	$483,622
Earning assets	$469,882	$432,663
Loans	$351,904	$320,249
Deposits	$454,640	$418,156
Common equity	$33,124	$30,294
Total equity	$33,124	$37,255

CREDIT QUALITY DATA
Allowance for loan losses	$5,358	$5,263
Allowance for loan losses as a percentage of total loans	1.50%	1.63%
Nonperforming loans	$6,890	$7,603
Nonperforming assets	$10,804	$14,317
Nonperforming loans as a percentage of total loans	1.93%	2.36%
Nonperforming assets as a percentage of total assets	2.07%	2.90%
Year-to-date net charge-offs	$610	$1,523
Year-to-date net charge-offs as a percentage of average loans, annualized	0.36%	0.97%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.23	$0.27
Diluted earnings per share for the quarter	$0.23	$0.27
Quarterly weighted average shares outstanding	4,792	4,779
Quarterly weighted average diluted shares outstanding	4,958	4,862
Basic earnings per share, year-to-date	$0.43	$0.37
Diluted earnings per share, year-to-date	$0.42	$0.36
Year-to-date weighted average shares outstanding	4,790	4,778
Year-to-date weighted average diluted shares outstanding	4,944	4,842
Book value per common share	$7.01	$6.06
Total shares outstanding	4,795	4,782

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity	13.6%	17.4%
Annualized return on average assets	0.87%	0.74%
Net interest margin	4.04%	4.14%
Efficiency ratio	67.3%	69.8%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average common equity	12.8%	11.6%
Annualized return on average assets	0.80%	0.63%
Net interest margin	4.02%	4.15%
Efficiency ratio	70.0%	71.2%
Loan to Deposit Ratio	78.0%	74.5%
Total Risk-Based Capital Ratio	14.0%	14.3%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com